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                                                                   EXHIBIT 10.4


CAPSTONE CAPITAL CORPORATION ANNOUNCES MORTGAGE FINANCING COMMITMENT

        BIRMINGHAM, Ala., Jan. 9 /PRNewswire/ -- Capstone Capital Corporation (NYSE: CCT) announced today that it has committed $30 million for the development and mortgage financing of up to nine assisted living facilities. The assisted living facilities will be developed, owned and operated by Prestige Care, Inc. and will be located primarily in the Pacific Northwest. The initial facility is currently under construction and all facilities are expected to be completed over the next 24 months.

        Prestige Care, Inc., privately-held, is the largest nursing home provider in the state of Oregon. The company owns, operates and manages 18 nursing homes totaling 1,897 beds and three assisted living facilities containing 119 units. Prestige currently has five assisted living facilities under construction containing 236 units with another 13 facilities under development.

        John W. McRoberts, President and Chief Executive Officer of Capstone commented, "Prestige Care, Inc. is a respected, well-qualified developer and operator in the senior housing industry. Our investment in these new projects and the addition of Prestige Care to our growing list of quality operators is an example of our continued commitment to the senior housing industry."

        Capstone Capital Corporation is a real estate investment trust (REIT) which currently owns, leases and provides mortgage financing for 65 healthcare related properties located in 14 states that are diversified as to operation, facility type and healthcare segment.